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                                  EXHIBIT 5.1

                      OPINION OF ELVINGER, HOSS & PRUSSEN

                               LUXEMBOURG COUNSEL
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                     [ELVINGER, HOSS & PRUSSEN LETTERHEAD]



                                   The Cronos Group
                                   16, allee Marconi
                                   Boite Postale 260

                                   L-2120 Luxembourg

                                   (the "Company")

                                   Luxembourg 24 February 2000

O/Ref.:  JH/FW/cf
Re:

Dear Sirs,

We have acted as your special Luxembourg counsel in connection with the issuance of 500,000 Common Shares upon the exercise of options granted under The Cronos Group 1999 Stock Option Plan, and of 300,000 Common Shares upon the exercise of an option granted to Dennis J. Tietz, CEO and Chairman of the Board of the Company, as more fully described in the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

We have examined the Articles of Incorporation of the Company. We have also examined corporate proceedings relating to the authorisation and issuance of the presently outstanding Common Shares.

Based upon the foregoing and such further examination and inquiries as we have deemed necessary, we are of the opinion that:

1. The Company is a corporation duly organised and validly existing under the laws of Luxembourg;

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                                      -2-

2. The 300,000 Common Shares which are being offered by the Selling Shareholder who acquired the option on December 11, 1998, pursuant to the Registration Statement, have been duly authorised, are validly issued and will be fully paid and non-assessable;

3. The 500,000 Common Shares, which may be purchased according to the 1999
   Stock Option Plan, adopted by the Board and approved by the shareholders meeting held January 13, 2000, which authorises the grant of options to the officers and employees of the Company, pursuant to the Registration Statement, have been duly authorised and, when issued, will have been validly issued and will be fully paid and non-assessable.

4. We hereby confirm to you that, subject to the limitations set forth thereunder, the statements of Luxembourg tax law set forth under the heading "Tax Considerations" in the Prospectus covering such Common Shares (which is part of the Registration Statement to which this letter is attached as an exhibit) are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement with the Securities and Exchange Commission and the reference to us under the headings "Enforceability of Civil Liabilities", "Tax Considerations" and "Legal Matters" in the Prospectus constituting a part of such Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act 1933, as amended.

                                          Very truly yours,

                                          ELVINGER, HOSS & PRUSSEN


                                          By  /s/ JEAN HOSS
                                            ----------------------
                                             Jean Hoss